Exhibit 99.1
rue21, inc. Announces Third Quarter Fiscal 2009 Financial Results
Third Quarter Net Income Increases 107%
Warrendale, PA — December 8, 2009 — rue21, inc. [NASDAQ: rue] today announced financial results for the third quarter and fiscal year-to-date 2009.
Highlights for the thirteen weeks ended October 31, 2009:
•	Net sales for the third quarter ended October 31, 2009 increased 40.7% to $137.1 million, compared to $97.5 million in the third quarter of 2008 ended November 1, 2008.

•	Comparable-store sales for the third quarter of fiscal 2009 increased by 13.5% over the third quarter of fiscal 2008.

•	Operating margin increased to 7.3% of net sales from 5.2% of net sales a year ago, and net income was $6.0 million versus $2.9 million of net income in the third quarter of fiscal 2008.

•	Diluted earnings per share were $0.26 on net income of $6.0 million compared to diluted earnings per share of $0.13 on net income of $2.9 million in the third quarter of fiscal 2008.

•	During the third quarter of fiscal 2009 the Company opened 29 stores and ended with 534 stores.
Highlights for the thirty-nine weeks ended October 31, 2009:
•	Net sales increased 36.0% to $370.2 million from $272.3 million for the same period a year ago, which ended November 1, 2008.

•	Comparable-store sales for the period increased 7.4% from the comparable period in 2008.

•	Operating margin increased to 6.5% of net sales from 5.3% of net sales a year ago, and net income was $14.3 million versus $8.0 million of net income for the same period in 2008.

•	Diluted earnings per share were $0.63 on net income of $14.3 million compared to diluted earnings per share of $0.35 on net income of $8.0 million for the comparable period in fiscal 2008.

•	For the thirty-nine weeks ended October 31, 2009, the Company opened 85 stores and closed none.
Bob Fisch, rue21’s Chairman and CEO, stated: “ We are very pleased to report strong results for our third quarter, and also to be able to continue and even improve on our trend from the first half of the year. Looking forward, we are focused on a path of significant total growth; and while much of our effort today is being placed on making sure we have a very successful Holiday season, we are also working to ensure that we open 100 stores in 2010 and continue the store growth pattern we have been on for the past several years.” Mr. Fisch continued: “I want to thank the entire rue21 team for their hard work and effort. We continue to raise the bar and take the company to the next level, in both business actions as well as having fun in what we do as a team at rue.”
Conference Call Information
A conference call to discuss third quarter financial results is scheduled for today, December 8, 2009, at 4:30 PM Eastern Time. The conference call will be webcast live at www.rue21.com. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering the newest trends at a great value. As of December 7, 2009, rue21 operated 537 store locations in 43 states. With exclusive branded merchandise designed to appeal to anyone who wants to look and feel “21”, rue21 is building a loyal customer base and is well-positioned for future growth. Learn more at www.rue21.com.

Forward-Looking Statements:
Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Prospectus and in all filings with the SEC made by the Company subsequent to the filing of the Prospectus. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Joseph Teklits
ICR, Inc
203-682-8200
jteklits@icrinc.com

rue21, inc.
Condensed Consolidated Balance Sheets

	October 31,	January 31,	November 1,
	2009	2009	2008
	(Unaudited, in thousands)
Assets
Current assets:
Cash and cash equivalents	$5,330	$4,611	$3,861
Merchandise inventory, net	87,182	66,838	76,492
Prepaid expenses and other current assets	14,718	12,299	13,171

Total current assets	107,230	83,748	93,524

Net property and equipment	70,836	56,687	50,293

Other assets	1,682	765	1,563

Total assets	$179,748	$141,200	$145,380

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of term debt	$—	$—	$197
Accounts payable	73,977	60,449	54,400
Accrued expenses and other current liabilities	25,249	22,501	18,442

Total current liabilities	99,226	82,950	73,039

Long-term liabilities:
Long-term debt	21,176	19,476	39,989
Deferred rent, tenant allowances and other long-term liabilities	26,456	20,381	18,478

Total long-term liabilities	47,632	39,857	58,467

Total liabilities	146,858	122,807	131,506

Commitments and Contingencies

Total stockholder’s equity	32,890	18,393	13,874

Total liabilities and stockholders’ equity	$179,748	$141,200	$145,380

rue21, inc.
Condensed Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
	(Unaudited)
	(in thousands, except per share data)
Net sales	$137,110	$97,465	$370,214	$272,302
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	87,539	62,315	237,733	177,219

Gross profit	49,571	35,150	132,481	95,083

Selling, general, and administrative expense	35,135	27,070	96,217	72,350
Depreciation and amortization expense	4,420	2,971	12,194	8,245

Income from operations	10,016	5,109	24,070	14,488

Interest expense, net	136	354	433	1,258

Income before income taxes	9,880	4,755	23,637	13,230

Provision for income taxes	3,902	1,863	9,342	5,185

Net income	$5,978	$2,892	$14,295	$8,045

Basic income per common share	$0.27	$0.13	$0.65	$0.37
Diluted income per common share	$0.26	$0.13	$0.63	$0.35

Weighted average basic common shares outstanding	22,201	21,953	22,111	21,894
Weighted average diluted common shares outstanding	23,058	22,822	22,828	22,823